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                                                                 EXHIBIT 10.52


                          POMEROY COMPUTER RESOURCES, INC.
                                 EMPLOYMENT AGREEMENT


THIS AGREEMENT made as of this 14th day of March, 1996, by and between POMEROY COMPUTER RESOURCES, INC., a Delaware corporation ("Company"), and VICTORIA FEASTER ("Employee").

                                 W I T N E S S E T H:

WHEREAS, the Company entered into an Asset Purchase Agreement ("Purchase Agreement") of even date pursuant to which it purchased substantially all of the assets of The Computer Supply Store, Inc. ("CSS"); and

WHEREAS, Employee owns ten percent (10%) of the outstanding stock of CSS; and

WHEREAS, Employee, as inducement for and in consideration of Company entering into the Purchase Agreement, has agreed to enter into and executed this Employment Agreement pursuant to Section 5 thereof; and

WHEREAS, Company desires to engage the services of Employee, pursuant to the terms, conditions and provisions as hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein set forth, the parties hereby covenant and agree as follows:

1. EMPLOYMENT. The Company agrees to employ the Employee, and the Employee agrees to be employed by the Company, upon the following terms and conditions.

2. TERM. The initial term of Employee's employment pursuant to this Agreement shall begin on the 15th day of March, 1996, and shall continue for a period of five (5) years unless earlier terminated pursuant to the provisions of
    Section 10, provided that Sections 8, 9, 10(b), (c) and (d), if applicable, and 11, if applicable, shall survive the termination of such employment and shall expire in accordance with the terms set forth therein.

3. RENEWAL TERM. The term of Employee's employment shall automatically renew for additional consecutive renewal terms of one (1) year unless either party gives written notice of her/its intent not to renew the terms of the Agreement thirty (30) days prior to the expiration of the then expiring term. Employee's base salary for each renewal term shall be determined by the Board of Directors of Company or by the Compensation Committee of the Board of Directors, if any.

4. DUTIES. Employee shall serve as Vice President/Sales of the Company's Des Moines, Iowa division. Employee shall be responsible to and report directly to the

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Vice President/Operations of the Company's Des Moines, Iowa division.  Employee shall devote her best efforts and substantially all her time during normal business hours to the diligent, faithful and loyal discharge of the duties of her employment and towards the proper, efficient and successful conduct of the Company's affairs. Employee's responsibilities shall include both internal Company management and account management divided on an equal basis. Employee further agrees to refrain during the term of this Agreement from making any sales of competing services or products or from profiting from any transaction involving computer services or products for her accounts without the express written consent of Company. Employee shall have the authority to hire, at her discretion and timing, at a compensation level that is reasonable to the duties to be performed, a hand-picked sales assistant to provide support on sales related administrative duties so as to allow for consistent account management and new business development activities.

5. COMPENSATION. For all services rendered by the Employee under this Agreement (in addition to other monetary or other benefits referred to herein), compensation shall be paid to Employee as follows:

    (a) BASE SALARY: During each year of the initial term of this Agreement, Employee shall be paid an annual base salary of One Hundred Thousand ($100,000.00) Dollars. Said base salary shall be payable in accordance with the historical payroll practices of the Company.

    (b) ANNUAL CASH BONUS: In addition to Employee's base salary as set forth in paragraph 5(a) above, Employee shall be entitled (in the event certain criteria as defined below are satisfied) to an annual cash bonus to be determined as follows:

           (i) For the period commencing March 1, 1996 and ending January 5, 1997, for the subsequent 1997, 1998, 1999 and 2000 fiscal years of the Company (January 6, 1997 through January 5, 1998, etc.) and for the period commencing January 6, 2001 and ending March 13, 2001, Employee shall receive a cash bonus equal to five percent (5%) of the gross profit on Company's accounts handled by Employee, designated on Exhibit A attached hereto as well as any and all new customers developed and serviced by Employee. Employee shall provide Company with a current customer list every thirty (30) days. Said amount shall be paid provided that the gross profit margin on all of such accounts, in the aggregate, is greater than five percent (5%) for each applicable period. The annual cash bonus amount shall be subject to a cap of Seventy-Five Thousand ($75,000.00) Dollars, except that for the first period commencing March 1, 1996 and ending January 5, 1997, the cap shall be Sixty-Three Thousand Nine Hundred ($63,900.00) Dollars and for the last period beginning January 6, 2001 and ending March 13, 2001, the cap shall be Thirteen Thousand Seven Hundred Seventy (13,770.00) Dollars.


                                      -2-

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           (ii)   For purposes of this Section, the term "gross profits" shall mean the gross sales of equipment, software, services and manufacturer's rebates of Company effectuated by Employee to the accounts set forth on Exhibit A and any and all new customers developed and serviced by Employee during the applicable period less the cost of goods sold and cost of services rendered during such period. Employee shall provide Company with an updated customer list every thirty (30) days. In making said gross profit determination, all refunds or returns which are made during such annual period shall be subtracted along with all accounts receivable derived from such sales that are written off in such applicable period. For purposes of this Section, the term "gross profit margin" shall mean the gross profits as defined above divided by the gross sales of equipment, software, services and manufacturer's rebates of Company effectuated by Employee to the accounts described on Exhibit A during the applicable period. For the purpose of calculating gross profit and gross profit margin on Employee's accounts, transfer pricing from Company to its Des Moines, Iowa division will not be "packed." The Des Moines, Iowa division of Company material cost of sales shall not be greater than Company's material cost of sales on a direct pass-through basis. Company's Des Moines, Iowa division's gross profit margins and component cost of sales for such accounts will be calculated on a basis consistent with the financial statements of CSS's December 31, 1995 financial statements, utilizing the same methodologies, judgments and estimates employed by CSS in preparing such year-end financial statements, all in accordance with generally accepted accounting principles.

           (iii) Any amounts due Employee hereunder shall be payable upon the earlier of ninety (90) days following the end of the fiscal year of the Company or the date on which annual bonuses are distributed by Company to its other employees, except for the period ending March 13, 2001, when such payment shall be made within sixty (60) days of the expiration of such period. In event such financial statements are not issued within said applicable period, then the Company shall make any payments due hereunder (if any) based on its best reasonable estimate of any liability hereunder, which amount shall then be reconciled by both parties once the financial statements are issued. The determination of applicable gross profit and gross profit margins on all such accounts shall be based on the internally-generated financial statements of Company based on the criteria set forth above.

           (iv) For purposes of the period March 1, 1996 through the Closing, the five percent (5%) of the gross profit on Company accounts and gross


                                         -3-

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                  profit margin determination shall integrate such gross
                  profit/gross profit margin of The Computer Supply Store, Inc.


    (c) ANNUAL SUPPLEMENTAL STOCK OPTION BONUS. In addition to Employee's base salary as set forth in Section 5(a) above and annual cash bonuses that Employee may be entitled to receive as set forth in
           Section 5(b) above, Employee shall be entitled (in the event certain criteria as defined below are satisfied) to annual supplemental option share bonuses to be determined as follows:

           (i) For the period commencing March 1, 1996 and ending January 5, 1997, for the subsequent 1997, 1998, 1999 and 2000 fiscal years of the Company and for the period commencing January 6, 2001 and ending March 13, 2001, to the extent the annual gross profit on Company's accounts handled by Employee set forth on Exhibit A is greater than one million six hundred thousand dollars ($1,600,000.00), Employee shall be granted an option to acquire five thousand (5,000) shares of the common stock of Company and in the event the gross profit on Company's accounts handled by Employee as set forth in Exhibit A as may be supplemented exceeds one million eight hundred thousand dollars ($1,800,000.00), Employee shall be granted the option to acquire an additional five thousand (5,000) shares of the common stock of Company. Provided, however, for the period commencing March 1, 1996 and ending January 5, 1997, the respective threshold amounts shall be One Million Three Hundred Sixty-Three Thousand Two Hundred ($1,363,200.00) Dollars and One Million Five Hundred Thirty-Three Thousand Six Hundred ($1,533,600.00) Dollars, respectively, and the number of option shares that can be issued upon achieving such totals shall be Four Thousand Two Hundred Sixty (4260) and Four Thousand Two Hundred Sixty (4,260), respectively. For the period commencing January 6, 2001 and ending March 13, 2001, the threshold amount shall be Two Hundred Ninety-Three Thousand Six Hundred Ninety-Eight ($293,698.00) Dollars and Three Hundred Thirty Thousand Four Hundred Ten ($330,410.00) Dollars, respectively, and the number of option shares that can be issued upon achieving such totals shall be Nine Hundred Eighteen (918) and Nine Hundred Eighteen (918), respectively.

           (ii) Any award of an option to acquire the common stock of Company earned hereunder shall be at the fair market value of such stock as of the last day of the applicable period and shall be subject to all conditions contained in the Company's Non-Qualified Incentive Stock Option Plan. The fair market value of said shares shall be determined as the average of the high and low bid and ask price for such shares on the over-the-counter market on the applicable date.


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           (iii)  Any option to acquire shares to be issued hereunder shall be issued upon the earlier of ninety (90) days after the completion of the Company's fiscal year end or the date on which annual bonuses are distributed by Employer to its other employees, except for the last short period, in which case such stock options shall be issued within sixty (60) days of the end of the applicable period. In the event such financial statements are not issued within such ninety (90) day period, then the Company shall issue any stock option awards due hereunder (if any) based on its reasonable best estimate of any liability hereunder, which amount shall then be reconciled by both parties once the financial statements are issued. The determination of applicable gross profits shall be based on the internally-generated financial statements of the Company based on the criteria set forth below.

           (iv) For purposes of this Section, the term "gross profits" shall mean the gross sales of equipment, software and services of Company effectuated by Employee to the named accounts on Exhibit A, as supplemented, during the applicable period less the cost of goods sold and cost of services rendered during such period. In making said gross profit determination, all refunds, returns or rebates which are made during such annual period shall be subtracted along with all accounts receivable derived from such sales that are written off in such applicable period. For the purpose of calculating gross profit on Employee's accounts, transfer pricing from Company to its Des Moines, Iowa division will not be "packed." The Des Moines, Iowa division of Company material cost of sales shall not be greater than Company's material cost of sales on a direct pass-through basis. Company's Des Moines, Iowa division's gross profit on such accounts will be calculated on a basis consistent with the financial statements of CSS's December 31, 1995 financial statements, utilizing the same methodologies, judgments and estimates employed by CSS in preparing such year-end financial statements, all in accordance with generally accepted accounting principles.

                  For purposes of the period of the period March 1, 1996 through the Closing, the gross profit determination for
                  Section 5(c) shall include the gross profit of The Computer Supply Store, Inc. for such period.

                  Within fifteen (15) days following delivery to Employee of the determination of the applicable gross profit and gross profit margin to be determined in Section 5(b)(ii) and/or the gross profit to be determined in Section 5(c)(i), Employee shall have the right to object in writing to the results contained in such internally-generated financial statements. If timely objection is not made by the Employee to such determination, such determination shall become final and

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                  binding for purposes of such Section.  If timely objection is made by the Employee to Company and Employee and Company are able to resolve their differences in writing within thirty
                  (30) days following the expiration of the fifteen (15) day period, then the determination shall become final and binding as it regards such Section. If timely objection is made by Employee and Employee and Company are unable to resolve their differences relating thereto within thirty (30) days following the expiration of the fifteen (15) day period, then all disputed matters pertaining to the internally-generated financial statements determination of such criteria shall be submitted to and be reviewed by an arbitrator (the "Arbitrator"), which shall be an accounting firm selected by Company and Employee. If Employee and Company are unable to agree promptly on an accounting firm to serve as Arbitrator, each shall select by no later than fifteen (15) days following the expiration of the forty-five (45) day period, another accounting firm and the selected firm shall be instructed to select promptly another accounting firm, the firm to serve as Arbitrator. The Arbitrator shall consider only the disputed matters pertaining to the determination and shall act promptly to resolve all disputed matters and its decision with respect to all disputed matters shall be final and binding upon the Employee and Company. Expenses of the arbitration (including reasonable attorney and accounting fees) shall be borne by Employee, unless the arbitration panel determines that the gross profit or gross profit margin is greater by Fifty Thousand Dollars ($50,000.00) or more than the determination made by the Company, in which case, the expenses of the arbitration (including reasonable attorney and accounting fees) shall be borne by Company.

6. FRINGE BENEFITS. During the term of this Agreement, Employee shall be entitled to the following benefits:

    (a) Health Insurance - During the term of this Agreement, Employee shall be provided with the standard medical health and insurance coverage maintained by Company on its employees. Company and Employee shall each pay fifty percent (50%) of the cost of such coverage.

    (b) Vacation - Employee shall be entitled each year to a vacation of four (4) weeks during which time her compensation will be paid in full. Provided, however, such weeks may not be taken consecutively without the written consent of the President of the Company.

    (c) Insurance - During the term of this Agreement, Company shall maintain on the life of Employee, provided she is insurable at standard rates, a declining term life insurance policy in the amount set forth on Exhibit B attached hereto. Employee shall be the owner of such policy and shall designate the beneficiary thereof. Employee agrees to take any and all physicals that are necessary incident to the issuance and/or renewal of said policy. In addition, Employee agrees to take any and all physicals that are necessary incident to the procurement of key person insurance upon her life by Company. In the event that Employee is not insurable at standard rates during the term of this Agreement, but Employee is able to procure rated coverage, Employee shall have the right to procure coverage for a lower amount of insurance, the cost of which is equivalent to the standard term rate cost of the coverage set forth on Exhibit B or to contribute to the cost of insurance to maintain applicable coverage. Said determination shall be at the Employee's discretion. In the event Employee is not insurable, then Company shall pay Employee an amount equal to the projected cost of the contemplated term insurance coverage set forth on Exhibit B at standard rates. In the event that Employee should die prior to the insurance being obtained hereunder or in the event insurance cannot be obtained for medical reasons, Company shall have no obligation to Employee or her beneficiary for payment of any of the amounts set forth on Exhibit B upon Employee's death.

    (d) Other Benefits - Employee shall participate, after meeting eligibility requirements, in any qualified retirement plans, welfare plans and any other plans or programs implemented by the Company for its employees during the term of this Agreement.

    (e) Automobile - Employee shall receive reimbursement for any gasoline expenses or mileage related to Company business. .

    (f) Employee shall be responsible for any and all taxes owed, if any, on the fringe benefits provided to her pursuant to this Section 6.

7. EXPENSES. During the term of Employee's employment hereunder, Employee shall be entitled to receive prompt reimbursement for all other reasonable and customary expenses incurred by Employee in fulfilling Employee's duties and responsibilities hereunder, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by Company.

8. NON-COMPETITION. Employee expressly acknowledges the provisions of the Purchase Agreement relating to Employee's covenant not to compete with Company. Accordingly, such provisions of Section 9 of the Purchase Agreement are incorporated herein by reference to the extent as if restated in full herein. In addition to the consideration received under this Agreement, Employee acknowledges that as one of three owners of the common stock of CSS, she has received substantial consideration pursuant to such Purchase Agreement and that as an inducement for, and in consideration of, Company entering into the Purchase Agreement and Company entering into this Agreement, Employee has agreed to be bound by such provisions of Section 9 of the Purchase Agreement. Accordingly, such provisions of Section 9 and Exhibit B-2 and the restrictions on Employee thereby imposed shall apply as stated therein.

9. NON-DISCLOSURE AND ASSIGNMENT OF CONFIDENTIAL INFORMATION. The Employee acknowledges that the Company's trade secrets and confidential and proprietary information, including without limitation:

    (a)    unpublished information concerning the Company's:

          (i)  research activities and plans,
         (ii)  marketing or sales plans,
        (iii)  pricing or pricing strategies,
         (iv)  operational techniques,
          (v)  customer and supplier lists, and
         (vi)  strategic plans;

    (b) unpublished financial information, including unpublished information concerning revenues, profits and profit margins;

    (c)    internal confidential manuals; and

    (d) any "material inside information" as such phrase is used for purposes of the Securities Exchange Act of 1934, as amended;

all constitute valuable, special and unique proprietary and trade secret information of the Company. In recognition of this fact, the Employee agrees that the Employee will not disclose any such trade secrets or confidential or proprietary information (except (i) information which becomes publicly available without violation of this Employment Agreement, (ii) information of which the Employee did not know and should not have known was disclosed to the Employee in violation of any other person's confidentiality obligation, and (iii) disclosure required in connection with any legal process), nor shall the Employee make use of any such information for the benefit of any person, firm, operation or other entity except the Company and its subsidiaries or affiliates. The Employee's obligation to keep all of such information confidential shall be in effect during and for a period of five (5) years after the termination of her employment in those states where Company has business offices; provided, however, that the Employee will keep confidential and will not disclose any trade secret or similar information protected under law as intangible property (subject to the same exceptions set forth in the parenthetical clause above) for so long as such protection under law is extended.

10. TERMINATION.
    (a) The Employee's employment with the Company may be terminated at any time as follows:

          (i) By the Employee at her discretion, upon sixty (60) days written notice to Company;


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

         (ii)  By Employee's death;

        (iii) By Employee's physical or mental disability which renders Employee unable to perform her duties hereunder for a consecutive period of one hundred twenty (120) days or for an aggregate of one hundred eighty (180) days or more during any twelve-month period.

         (iv) By the Company, for cause upon fifteen (15) days' written notice to Employee. For purposes of this Agreement, the term "cause" shall mean termination upon: (i) the continuous failure by Employee to substantially perform her duties with the Company (other than such failure resulting from her incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to her by the Company, which demand specifically identifies the manner in which the Company believes that she has continuously not substantially performed her duties; (ii) the engaging by Employee in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise, including but not limited to any material misrepresentation relating to the performance of her duties; (iii) the conviction of Employee of a felony or other crime involving theft or fraud, (iv) Employee's gross neglect or gross misconduct in carrying out her duties hereunder resulting, in either case, in material harm to the Company; or (v) any material breach by Employee of this Agreement. Notwithstanding the foregoing, Employee shall not be deemed to have been terminated for cause unless and until there shall have been delivered to her a copy of a resolution of the Board of Directors of the Company or any appropriately designated committee of the Board, finding that she has engaged in the conduct set forth above in this Section 10(a)(iv) and specifying the particulars thereof in detail, and Employee shall not have cured such conduct to the reasonable satisfaction of the Board within thirty (30) days of receipt of such resolution.

          (v)  By the Company at its discretion, without cause, upon thirty
               (30) days written notice to Employee; provided that Company complies with the provisions of Section 10(c).

         (vi) By the Employee within ninety (90) days following a "Change in Control" as defined in Exhibit C attached hereto, unless Employee has accepted employment with the successor entity and such successor entity has assumed this Employment Agreement pursuant to the provisions of Section 17(b).

    (b) Compensation upon Termination: In the event of termination of employment, the Employee or her estate, in the event of death, shall be entitled to her annual base salary and other benefits provided hereunder to the date of her termination. In addition, Employee shall be entitled to receive any bonus accrued to the date of her termination as provided in Sections 5(b) and (c). In the event of Employee's death, the designated beneficiary shall also be entitled to all insurance benefits as reference in Paragraph 6(c).

    (c) In the event that Company would terminate Employee's employment hereunder without cause pursuant to Section 10(a)(v), Company shall be obligated to pay Employee, as severance pay, Employee's annual base salary in effect prior to such termination for the remaining term of the Agreement (as set forth in Section 2, as due) and all bonus and stock option awards set forth in Sections 5(b) and (c) based on the formula set forth on Exhibit D attached hereto.

    (d) In the event that a change in control as defined in Exhibit C has occurred, and such successor entity has not assumed this Agreement pursuant to the provisions of Section 17(b), the Company shall pay Employee her full base salary for the remaining term of this Agreement, at the time such payments are due, and all bonus and stock options incentives set forth in Sections 5(b) and (c) shall be paid to Employee based on the formula set forth in Exhibit D attached hereto.

           In addition, if the Employee becomes entitled to any payment or benefit pursuant to (d) above in this Section 10 (all such payments being called "Severance Payments") from the Company (or any person whose actions result in a Change in Control or any person affiliated with Company or any such person) in connection with any termination of the Employee's employment hereunder following a Change in Control, which Severance Payment is subject to the tax (the "Excise Tax") imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") (or any successor provision), Company shall pay Employee pursuant to the provisions set forth below an additional amount (the "Gross Up Payment") such that the net amount retained by Employee, after deduction of any Excise Tax on the Severance Payment and any federal and state and local income taxes and excise tax upon such Gross Up Payment shall be equal to the Severance Payment.

11. DISABILITY. In the event that Employee becomes temporarily disabled and/or totally and permanently disabled, physically or mentally, which renders her unable to perform her duties hereunder, Employee shall receive one hundred percent (100%) of her base annual salary (in effect at the time of such disability) for a period of one (1) year following the termination of this agreement pursuant to the provisions of Section 10(a)(iii) (offset by any payments to the Employee received pursuant to disability benefit plans, if any, maintained by the Company.) Such payments shall be payable in twelve consecutive equal monthly installments and shall commence thirty (30) days after the determination by the physicians of such disability as set forth below.

    For purposes of this Agreement, Employee shall be deemed to be temporarily disabled and/or totally and permanently disabled if attested to by two qualified physicians, (one to be selected by Company and the other by Employee) competent to give opinions in the area of the disabled Employee's physical and/or mental condition. If the two physicians disagree, they shall select a third physician, whose opinion shall control. Employee shall be deemed to be temporarily disabled and/or totally and permanently disabled if she shall become disabled as a result of any medically determinable impairment of mind or body which renders it impossible for such Employee to perform satisfactorily her duties hereunder, and the qualified physician(s) referred to above certify that such disability does, in fact, exist. The opinion of the qualified physician(s) shall be given by such physician(s), in writing directed to the Company and to Employee. The physician(s) decision shall include the date that disability began, if possible, and the 120th day of such disability, if possible. The decision of such physician(s) shall be final and conclusive and the cost of such examinations shall be paid by Company.

12. SEVERABILITY. In case any one (1) or more of the provisions or part of a provision contained in this Agreement shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement. In such a situation, this Agreement shall be reformed and construed as if such invalid, illegal or unenforceable provision, or part of a provision, had never been contained herein, and such provision or part shall be reformed so that it will be valid, legal and enforceable to the maximum extent possible.

13. GOVERNING LAW. This Agreement shall be governed and construed under the laws of the State of Kentucky and shall not be modified or discharged, in whole or in part, except by an agreement in writing signed by the parties.

14. NOTICES. All notices, requests, demands and other communications relating to this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally or mailed by certified or registered mail, return receipt requested, postage prepaid:

    If to Company, to:  Pomeroy Computer Resources, Inc.
                        1840 Airport Exchange Blvd, Suite 240
                        Erlanger, Kentucky  41018

    With a copy to:     James H. Smith III
                        Lindhorst & Dreidame Co., L.P.A.
                        312 Walnut Street, Suite 2300
                        Cincinnati, Ohio  45202


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

If to Employee, to the Employee's residential address, as set forth in the Company's records.

15. ENFORCEMENT OF RIGHTS. The parties expressly recognize that any breach of this Agreement by either party is likely to result in irrevocable injury to the other party and agree that such other party shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction, either in law or in equity, to obtain damages for any breach of this Agreement, or to enforce the specific performance of this Agreement by each party or to enjoin any party from activities in violation of this Agreement.

16. ENTIRE AGREEMENT. This Agreement contains the entire understanding of the parties with respect to the subject matter contained herein and may be altered, amended or superseded only by an agreement in writing, signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

17. PARTIES IN INTEREST.

    (a) This Agreement is personal to each of the parties hereto. No party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto; provided, however, that nothing in this Section 17 shall preclude
           (i) Employee from designating a beneficiary to receive any benefit payable hereunder upon her death, or (ii) executors, administrators, or legal representatives of Employee or her estate from assigning any rights hereunder to person or persons entitled thereto. Notwithstanding the foregoing, this Agreement shall be binding upon and inure to the benefit of any successor corporation of Company

    (b) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the assets of the Company or the business with respect to which the duties and responsibilities of Employee are principally related, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Company would have been required to perform it if no such succession had taken place. As used in this Agreement "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the assumption agreement provided for in this Section 17 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

18. REPRESENTATIONS OF EMPLOYEE. Employee represents and warrants that she is not party to or bound by any agreement or contract or subject to any restrictions including without limitation any restriction imposed in connection with previous employment which prevents Employee from entering into and performing her obligations under this Agreement.

IN WITNESS WHEREOF, this Agreement has been executed effective as of the day and year first above written.

WITNESSES:                       POMEROY COMPUTER RESOURCES, INC.


/s/ Margret Kippley              By:\s\ Edwin S. Weinstein
- -------------------------           -------------------------------------------
                                    Edwin S. Weinstein, Chief Financial Officer
/s/ James H. Smith
- -------------------------

/s/ Margret Kippley               \s\ Victoria Feaster
- -------------------------         ---------------------------------------------
                                  VICTORIA FEASTER, Employee
/s/ James H. Smith
- -------------------------

                                      Exhibit A
                                    Customer List

1.  Principal Mutual Life and other Principal Accts
2.  PFS - Principal Financial Securities
3.  PHC Principal Health Care
4.  All Pioneer Accts
5.  Allied Mutual
6.  Freedom Group
7.  IMMC

BACKUP ON: 30%          percentage calculation for each of these
                        to be determined by Steve and Vickey
                        (backup only)
1.  Farm Bureau
2.  KVI
3.  Mid American Energy
4.  BCBS
5.  CDS

EXHIBIT D:

VF Base      100    100    100    100    100
   Bonus      75     75     75     75     75
             ---    ---    ---    ---    ---
             175    175    175    175    175

EXHIBIT B:PV= 737K 606K 467K 320K 165K -         Present value of
                                                 declining term life
                                                 insurance policies.

EXHIBIT C

    For purposes of this Agreement, a "Change in Control" shall occur (i) upon the sale or other disposition to a person, entity or group (as such term is used in Rule 13d-5 promulgated under the Securities Exchange Act of 1934, as amended) (such a person, entity or group being referred to as an "Outside Party" of fifty percent (50%) or more of the consolidated assets of the Company taken as a whole, or (ii) in the event shares representing a majority of the voting power of the Company are acquired by a person or group (as such term is used in Rule 13d-5) of persons other than the holders of the Common Stock of the Company on March 14, 1996.